AMERICAN GENERAL CORPORATION
             FORM 10-Q
For the Quarter Ended September 30, 1997




                                                                   Exhibit 11


                        COMPUTATION OF EARNINGS PER SHARE
                                    (Unaudited)
                        (In millions, except share data)

                                                        Nine Months Ended
                                                          September 30,
                                                       1997          1996
Primary:

   Net income available to common stock .......           $ 312         $ 558

   Average shares outstanding
     Common stock .............................     241,631,360   243,320,348
     Assumed conversion of convertible
       preferred stock ........................       1,950,940     1,578,392
     Assumed exercise of stock options ........         934,163       996,788

       Total ..................................     244,516,463   245,895,528

   Net income per share .......................           $1.28         $2.27


Fully Diluted:

   Net income .................................           $ 312         $ 558
   Plus:  Net dividends on convertible
    preferred securities of subsidiary ........               8             8

       Net income available to common stock ...           $ 320         $ 566


   Average shares outstanding
     Common stock .............................     241,631,360   243,320,348
     Assumed conversion of convertible
       preferred securities of subsidiary .....       6,144,016     6,144,016
     Assumed conversion of convertible
       preferred stock ........................       2,353,292     1,892,638
     Assumed exercise of stock options ........       1,241,842     1,083,695

       Total ..................................     251,370,510   252,440,697

   Net income per share .......................           $1.27         $2.24
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